EXHIBIT 10.32
FOURTH AMENDMENT TO THE
SANMINA CORPORATION
DEFERRED COMPENSATION PLAN

This FOURTH AMENDMENT to the Sanmina Corporation Deferred Compensation Plan (the “Plan”) is made by the Deferred Compensations Plans Committee (the “Committee”).

Sanmina Corporation (the “Company”) currently maintains the Plan. Pursuant to Section 9.1 of the Plan, the Committee has the authority to amend the Plan. The Committee now desires to amend the Plan.

NOW THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective January 1, 2018, as set forth below:

1.	Section 2.21 is amended and restated in its entirety as follows:

“Payment Date. “Payment Date” shall mean the date elected by the Participant pursuant to Section 5.1. The Payment Date may occur at the time of the payment trigger, or at a specified time thereafter, as elected by the Participant. With respect to distributions to a Specified Employee due to Termination of Employment, the Payment Date shall be no earlier than six (6) months following the Termination of Employment. In no event shall the Payment Date due to Termination of Employment for any Participant who is a Specified Employee occur before the end of the six (6) month period following the Participant’s Termination of Employment.”

2.	Section 3.2 is amended and restated by replacing subsection (c) with the following:

“Distribution Election. A Participant’s Deferral Commitment shall set forth a distribution election with respect to such Deferral Commitment, and any earnings thereon, subject to the limitations described in Section 5.

3.	Section 5.1 is amended and restated in its entirety as follows:

“Election of Time and Form of Payment. A Participant’s Account may first be distributed upon the occurrence of any of the following events in the following forms as elected by the Participant on his or her distribution election form:

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(a)    Specified Time. A Participant is entitled to payment of his or her Account(s), at a specified time or pursuant to a fixed schedule specified in his or her distribution election form. The Participant may elect to receive his or her distribution in a single lump-sum payment or annual installments payable over a period of two (2) to fifteen (15) years, commencing on the Participant’s Payment Date.
(b)    Separation From Service. A Participant is entitled to payment of his or her Account(s), following his or her Termination of Employment. In the event the Participant’s termination occurs as a result of his or her Disability or death, and the Participant has made an election regarding payment upon Disability or death, the Participant’s distribution will be made according to the Disability or death distribution election, as applicable. The Participant may elect to receive his or her distribution in a single lump-sum payment or annual installments payable over a period of two (2) to fifteen (15) years, commencing on the Participant’s Payment Date.
(c)    Change of Control. A Participant is entitled to payment of his or her Account(s), upon the occurrence of a Change of Control. The Participant may elect to receive his or her distribution in a single lump-sum payment or annual installments payable over a period of two (2) to fifteen (15) years, commencing on the Participant’s Payment Date.
(d)    Disability. A Participant is entitled to payment of his or her Account(s), upon the medical determination of a Participant’s Disability. The Participant may elect to receive his or her distribution in a single lump-sum payment or annual installments payable over a period of two (2) to fifteen (15) years, commencing on the Participant’s Payment Date.
(e)    Death. Upon the death of a Participant and receipt of proof of death satisfactory to the Committee, the Participant’s Beneficiary is entitled to payment of the Participant’s Account(s). The Participant may elect to receive his or her distribution in a single lump-sum payment or annual installments payable over a period of two (2) to fifteen (15) years, commencing on the Participant’s Payment Date.
If a Participant does not elect a form of payment for any Payment Date, the distribution shall be made in a single lump-sum payment. If a Participant’s distribution election is ineffective for any reason or no distribution election is made, the Participant’s Account(s) will be paid in a single lump‑sum cash payment on the earlier of Participant’s Termination of Employment, Change of Control or Disability, as the case may be.

4.	Section 5.2 is amended and restated in its entirety as follows:

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“Change of Distribution Election Method. A Participant may change the form of distribution elected pursuant to Section 5.1, for contributions made to the Plan after December 31, 2004, in accordance with the following rules:

(a)    Any subsequent distribution election may not take effect until at least 12 months after the date on which the election is made; and
(b)    With respect to distribution elections, other than those that relate to Disability or death, the Payment Date under such modification is deferred at least five (5) years from the previously scheduled Payment Date.

(c)    Such modification must be made no less than twelve (12) months before the previously scheduled Payment Date.

For purposes of modifying a previously submitted distribution election, a series of installment payments shall be treated as a single payment to be made on the scheduled Payment Date of the first installment.

5.	Section 5.3 is amended and restated in its entirety as follows:

“Special Payment Elections. To the extent permitted by the Committee, a Participant may modify a previously submitted distribution election, for distributions made before December 31, 2004, pursuant to the terms of the Plan in existence at the time of the distribution, as permitted pursuant to Code Section 409A.”

6.	Sections 5.4 and 5.5 are hereby deleted from the Plan document.

IN WITNESS WHEREOF, this Fourth Amendment was adopted as of this September 18, 2017.

DEFERRED COMPENSATION PLANS
COMMITTEE

By:     _/s/Brian Casey________________________
Brian Casey

Title:     Chair of the Deferred Compensation Plans
Committee

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